Exhibit 10.10

Rocket Pharmaceuticals LTD
c/o CO Services Cayman Limited
P.O. Box 10008
Willow House
Cricket Square
Grand Cayman KYI-1001
Cayman Islands

September 29, 2017

Dear Raj Prabhakar:

Rocket Pharmaceuticals LTD (the “Company”) and the Company’s Board of Directors (the “Board”) are pleased to offer you the following tem1s of employment as Senior Vice-President, Business Operations and Corporate Strategy for the Company, effective date Monday October 23, 2017 (or alternative if prior agreement reached with manager), reporting to the CEO and Board of Directors. The initial terms of your new position with the Company are as set forth below.

1.	Position.

You will be the Senior Vice-President, Business Operations and Corporate Strategy for the Company. Your responsibilities in this position will include but not be limited to leading negotiations, contracting, and operational execution for duties such as strategic transactions; vendor relationships; material transfer agreements; in-licensing; out-licensing; collaboration; and consulting arrangements. Additional responsibilities included financial oversight for contracts and partnerships; lead intellectual property strategy; collaborate with partners and R&D teams to assist in project management; assist in maintaining relationships with key opinion leaders; assist with company finances, valuation and M&A; and assist in communication with investors. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and that you will not, directly or indirectly, engage or participate in any personal, business, charitable or other enterprise that is competitive in any manner with the business of the Company, whether or not such activity is for compensation. As part of your personal and career development, subject to CEO and Board of Director approval, you will be permitted to serve either in an Executive or Board Director capacity on industry, academic or non-profit entities such as ARM (Alliance for Regenerative Medicine) or other similar non-profit groups that may be beneficial to performing duties in the cell and gene therapy field, as well as alumni or related non-profit groups for which you have personal interest.

2.	Compensation.

Your base salary will be at the rate of $270,000 per year, less payroll deductions and all required withholdings.  You will be paid semi-monthly on the Company’s regularly scheduled  pay dates. In addition, each calendar year, you will be eligible to earn an additional cash bonus with a target bonus of 38% of your base salary, based on the Company’s assessment of your individual performance and overall Company  performance.  In order to earn and receive the bonus, you must remain employed by the Company through and including the bonus payout date, which will be on or before March 15 of the year following the year for which it is paid. The determination of whether you have earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole and absolute discretion.   Your bonus for 2017 shall be on a pro rata basis based on your start date (as defined below).

You will also receive a sign on bonus of $15,000 to be paid on the company’s next regularly scheduled pay date following your start date. Prior to one year following your start date, in the event you elect to terminate your employment with the Company without Good Reason or your employment is terminated by the Company with Cause, then you are responsible for reimbursement of the sign on bonus to the Company within 90 days following the date of termination.

You will receive three (3) weeks of vacation annually. Your vacation will be prorated for 2017 based on your start date. Beyond 2017, your vacation will vest according to company policy with starting base of 3 weeks being in effect and up to one week of vacation carry over to the next year.

In addition, you will, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any  benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees. The Company reserves the right to modify, add or eliminate benefits from time to time. Your healthcare coverage benefits will commence on the first day of your employment.

You will also be eligible to participate in a Company-sponsored 40l(k) plan with 4% Company match and immediate 100% vesting.

3.	Stock Options Grant.

You will be issued Stock Options to purchase 2,170 of the Company’s Ordinary Shares (“Options”) pursuant to the Company’s 2015 Share Option Plan The Company’s Options shall vest as follows: 1/3 shall vest upon the one-year anniversary of your Start Date (defined below) and one-eighth (1/8) of the remaining 2/3 Options shall vest at the end of each quarter beginning with the end of the first full calendar quarter following the one-year anniversary of your Start Date. The Options shall be subject to the applicable terms of the Options Agreement, including applicable expiration period. Subject to the discretion of the Board of Directors of the Company, and based on multiple factors including, but not limited to, individual performance and dilution consideration, you will be eligible for additional grants of options pursuant to the 2015 Option Plan.

4.	At-Will Employment & Termination.

Your employment will commence October 23, 2017 (or alternative if prior agreement reached with manager) (the “Start Date”). Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment relationship at any time, with or without notice, and with or without Cause. Provided you sign and allow to become effective, a general release of claims in favor of the Company within the timeframe set forth in the form of release to be provided by the Company at or around the time of employment termination, then:

•
In  the event your employment is terminated by the Company  without Cause on or after the first-year anniversary of your Start Date then in addition to the Options that shall have vested as of the date of termination, the Options that would have vested on the last day of the calendar quarter in which such termination occurs shall vest.

•
In the event your employment is terminated by the Company without Cause or you terminate your employment for Good Reason on or after the first-year anniversary of your Start Date, then the Company shall pay you your base salary for the six months following such termination.

If your employment is terminated by the Company for Cause, your Options, whether vested or unvested, shall terminate and not be exercisable and you will not be eligible to receive the six months base salary payment following such termination noted above.

For purposes of this paragraph 4, “Cause” for the Company to terminate your employment shall mean the occurrence of any of the following subsequent to starting employment at the Company:

(i)your conviction of any felony or any crime involving fraud or dishonesty; (ii) your          participation in a fraud, act of dishonesty or other act of gross misconduct against the          Company; (iii) your violation of any statutory or fiduciary duty, or duty of loyalty, owed          to the Company; (iv) your breach of any material term of any contract between such you and the Company; or (v) your material violation of Company policy. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion.

For purposes of this paragraph 4, “Good Reason’’ shall mean the occurrence of any of the          following: (i) the Company’s breach of any material term of this letter or (ii) a material          reduction     in your duties or authority as described in paragraph 1 above.

5.	Additional Information.

This letter contains all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. This letter may not be amended or modified except by an express written agreement signed by you and the Board.  This offer is contingent  upon: (i)  your providing proof of your right to work in the United States; (ii) your signing the enclosed Proprietary Information; Inventions Assignment Agreement; and Non-Solicitation/Non-Competition agreement; and (iii) if requested by the Company, your authorizing the Company to conduct a background check and satisfactory results of such check.

Sincerely,

Gaurav Shah, M.D.

Chief Executive Officer of Rocket Pharmaceuticals LTD.

Agreed and accepted:

Raj Prabhakar